UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date earliest event reported): December 7, 2005

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.
1-11299	ENTERGY CORPORATION (a Delaware corporation) 639 Loyola Avenue New Orleans, Louisiana 70113 Telephone (504) 576-4000	72-1229752
1-27031	ENTERGY GULF STATES, INC. (a Texas corporation) 350 Pine Street Beaumont, Texas 77701 Telephone (409) 838-6631	74-0662730
0-5807	ENTERGY NEW ORLEANS, INC. (a Louisiana corporation) 1600 Perdido Building New Orleans, Louisiana 70112 Telephone (504) 670-3674	72-0273040

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

(Entergy Corporation)

See the information included in Item 2.03 below regarding the $1.5 Billion Facility entered into by and among Entergy Corporation, Citibank, and certain banks.

Item 2.03 Creation of a Direct Financial Obligation

(Entergy Corporation)

On December 7, 2005 Entergy Corporation ("Entergy") entered into a $1.5 billion, 3-year bank credit facility (the "$1.5 Billion Facility") by and among Entergy as borrower, Citibank, N.A., as bank and administrative agent ("Citibank") and the following banks:

ABN AMRO Bank N.V., Barclays Bank PLC, Bayerische Hypo-Und Vereinsbank AG, New York Branch, BNP Paribas, Calyon New York Branch, Credit Suisse First Boston, Cayman Islands Branch, JPMorgan Chase Bank N.A., KeyBank National Association, Lehman Brothers Bank, FSB, Mellon Bank, N.A., Mizuho Corporate Bank, Ltd., Morgan Stanley Bank, Regions Bank, Societe Generale, The Bank of New York, The Royal Bank of Scotland plc, , Union Bank of California, N.A., Wachovia Bank, NA, and certain banks who will become parties from time to time (collectively, the "Banks," and, with Entergy and Citbank, the "Parties").

Entergy also has the ability to issue letters of credit against the facility. The Credit Agreement executed by the Parties is attached hereto as Exhibit 4 (the "Credit Agreement"). The Credit Agreement provides for acceleration of amounts due upon the occurrence and continuation of a Prepayment Event or Event of Default, as defined in the Credit Agreement, which events include the failure to pay amounts when due, and the breach of representations, warranties, and covenants contained in the Credit Agreement. It also requires Entergy to maintain a consolidated debt ratio of 65% or less of its total capitalization. The facility fee is currently .125% of the commitment amount. The facility fee and interest rates can fluctuate depending on the senior debt ratings of certain domestic utility companies who are wholly-owned subsidiaries of Entergy.

(Entergy Corporation and Entergy New Orleans)

See Entergy's Third Quarter 2005 Form 10-Q for a discussion of the DIP Credit Agreement, a debtor-in-possession credit facility to provide funding to Entergy New Orleans for its business restoration efforts, with Entergy Corporation as the lender. On December 9, 2005, the bankruptcy court entered an order giving its final approval of the DIP Credit Agreement. The order is effective as of the date Entergy New Orleans filed its bankruptcy petition. In addition, on December 7, 2005, the SEC issued an order increasing to $200 million the amount that it has authorized Entergy New Orleans to borrow under the DIP Credit Agreement.

As security for Entergy Corporation as the lender, the terms of the December 9, 2005 bankruptcy court order provide that all borrowings by Entergy New Orleans under the DIP Credit Agreement are: (i) entitled to superpriority administrative claim status pursuant to section 364(c)(1) of the Bankruptcy Code; (ii) secured by a perfected first priority lien on all property of Entergy New Orleans pursuant to sections 364(c)(2) and 364(d) of the Bankruptcy Code, except on any property of Entergy New Orleans subject to valid, perfected, and non-avoidable liens of Hibernia National Bank; and (iii) secured by a perfected junior lien pursuant to section 364(c)(3) of the Bankruptcy Code on all property of Entergy New Orleans subject to valid, perfected, and non-avoidable liens in favor of Hibernia National Bank that existed as of the date Entergy New Orleans filed its bankruptcy petition.

The lien granted by the bankruptcy court under sections 364(c)(2) and 364(d) primes the liens that secure Entergy New Orleans' obligations under its mortgage bond indenture that existed as of the date Entergy New Orleans filed its bankruptcy petition. To secure Entergy New Orleans' obligations under its mortgage bond indenture, the bankruptcy court's December 9, 2005 order grants in favor of the bond trustee, for the benefit of itself and the bondholders, a lien on all Entergy New Orleans property that secures its obligations under the DIP Credit Agreement. The lien in favor of the bond trustee is senior to all other liens except for the liens in favor of Hibernia National Bank and Entergy Corporation. Entergy does not currently anticipate that its lien will be enforced prior to or in the first quarter of 2006.

(Entergy Corporation and Entergy Gulf States)

On December 8, 2005, Entergy Gulf States issued $350 million Floating Rate Series of its first mortgage bonds. The bonds currently pay interest of 5.21% per annum and mature in December 2008. The net proceeds were used to redeem on December 12, 2005 Entergy Gulf States $200 million Floating Rate Series first mortgage bonds due October 2006 and to repay funds borrowed from the Entergy System money pool.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
4	Credit Agreement, dated December 7, 2005, by and among Entergy, Citibank, and the Banks.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entergy Corporation
Entergy Gulf States, Inc.
Entergy New Orleans, Inc.

By: /s/ Nathan E. Langston
Nathan E. Langston
Senior Vice President and
Chief Accounting Officer

Dated: December 13, 2005